SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
Information to be Included in Statements Filed Pursuant
to 240.13d-1(b), (c) and (d) and Amendments Thereto Filed
Pursuant to 240.13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 2)*

Vaxxinity, Inc.
(Name of Issuer)

Class A Common Stock, Par Value $0.0001 per share
(Title of Class of Securities)

92244V104
(CUSIP Number)

December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92244V104

1	NAMES OF REPORTING PERSONS

Prime Movers Lab Fund I LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,201,994

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,201,994

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,201,994

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.06%[1]

12	TYPE OF REPORTING PERSON*
PN

1
The percentages used herein and in the rest of this Schedule 13G calculated based on 112,871,792 shares of the Issuer’s Common Stock outstanding as of November 6, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, as filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP NO. 92244V104

1	NAMES OF REPORTING PERSONS

Prime Movers Lab GP I LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,201,994

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,201,994

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,201,994[2]

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.06%

12	TYPE OF REPORTING PERSON*
OO

2
Includes 1,201,994 shares held by Prime Movers Lab Fund I LP (“PML”). Prime Movers Lab GP I LLC (“PML GP I”) is the general partner of PML. Dakin Sloss is the manager of PML GP I and may be deemed to have or share beneficial ownership of the shares held by PML.

CUSIP NO. 92244V104

1	NAMES OF REPORTING PERSONS

Prime Movers Lab GP II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP NO. 92244V104

1	NAMES OF REPORTING PERSONS

COVAXX PML SPV 1 LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 92244V104

1	NAMES OF REPORTING PERSONS

COVAXX PML SPV 2 LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 92244V104

1	NAMES OF REPORTING PERSONS

COVAXX PML SPV 3 LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 92244V104

1	NAMES OF REPORTING PERSONS

Prime Movers Growth Fund I LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 92244V104

1	NAMES OF REPORTING PERSONS

Prime Movers Growth GP I LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP NO. 92244V104

1	NAMES OF REPORTING PERSONS

Dakin Sloss

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,201,994

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,201,994

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,201,994[3]

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.06%[3]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

3
Consists of 1,201,994 shares held by PML. PML GP I is the general partner of PML. Dakin Sloss is the manager of PML GP I and as a result may be deemed to have or share beneficial ownership of the shares held by PML.

Item 1(a)	Name of Issuer:

The name of the issuer is Vaxxinity, Inc. (“Vaxxinity”).

Item 1(b)	Address of Issuer's Principal Executive Offices:

Vaxxinity's principal executive office is located at 505 Odyssey Way, Merritt Island, FL 32953.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly on behalf of the following persons (collectively, the "Reporting Persons"):

1. Prime Movers Lab Fund I LP ("PML");
2. Prime Movers Lab GP I LLC ("PML GP I");
3. Prime Movers Lab GP II LLC ("PML GP II");
4. COVAXX PML SPV 1 LP ("PML SPV 1");
5. COVAXX PML SPV 2 LP ("PML SPV 2");
6. COVAXX PML SPV 3 LP ("PML SPV 3");
7. Prime Movers Growth Fund I LP ("PM Growth");
8. Prime Movers Growth GP I LLC ("PM Growth GP"); and
9. Dakin Sloss.

The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Act.

Item 2(b)	Address of Principal Business Office or, if none, residence:

The principal business address of the Reporting Persons is P.O. Box 12829, Jackson, WY, 83002.

Item 2(c)	Citizenship:

PML is a Delaware limited partnership, PML GP I is a Delaware limited liability company, PML GP II is a Delaware limited liability company, PML SPV 1 is a Delaware limited partnership, PML SPV 2 is a Delaware limited partnership, PML SPV 3 is a Delaware limited partnership, PM Growth is a Delaware limited partnership, and PM Growth GP is a Delaware limited liability company. Dakin Sloss is a United States citizen

Item 2(d)	Title of Class of Securities:

Class A Common Stock, par value $0.0001 per share.

Item 2(e)	CUSIP No.:

92244V104

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not applicable.

Item 4	Ownership:

1.	Prime Movers Lab Fund I LP

	(a)	Amount beneficially owned: 1,201,994

	(b)	Percent of class: 1.06%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 1,201,994

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 1,201,994

2.	Prime Movers Lab GP I LLC

	(a)	Amount beneficially owned: 1,201,994

	(b)	Percent of class: 1.06%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 1,201,994

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 1,201,994

3.	Prime Movers Lab GP II LLC

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0.0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

4.	COVAXX PML SPV 1 LP

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0.0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

5.	COVAXX PML SPV 2 LP

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0.0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

6.	COVAXX PML SPV 3 LP

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0.0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

7.	Prime Movers Growth Fund I LP

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0.0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

8.	Prime Movers Growth GP I LLC

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0.0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

9.	Dakin Sloss[4]

	(a)	Amount beneficially owned: 1,201,994

	(b)	Percent of class: 1.06%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 1,201,994

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 1,201,994

4
Dakin Sloss is the manager of PML GP I, PML GP II, and PM Growth GP, and as a result may be deemed to have or share beneficial ownership of the shares held by PML, PM Growth, PML SPV 1, PML SPV 2, and PML SPV 3.

Item 5	Ownership of Five Percent or Less of a Class:

This statement is being filed to report the fact that as of November 14, 2023, each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the class of securities [X].

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2024

PRIME MOVERS LAB FUND I LP COVAXX PML SPV 1 LP		PRIME MOVERS GROWTH FUND I LP

By:	Prime Movers Lab GP I LLC	By:	Prime Movers Growth GP I LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Taylor Frankel	By:	/s/ Taylor Frankel
Name:	Taylor Frankel	Name:	Taylor Frankel
Title:	Authorized Person	Title:	Authorized Person

PRIME MOVERS LAB GP I LLC		COVAXX PML SPV 2 LP COVAXX PML SPV 3 LP

By:	/s/ Taylor Frankel	By:	Prime Movers Lab GP II LLC
Name:	Taylor Frankel	Its:	General Partner
Title:	Authorized Person
		By:	/s/ Taylor Frankel
		Name:	Taylor Frankel
		Title:	Authorized Person

PRIME MOVERS LAB GP II LLC		DAKIN SLOSS

By:	/s/ Taylor Frankel	By:	/s/ Dakin Sloss
Name:	Taylor Frankel
Title:	Authorized Person

PRIME MOVERS GROWTH GP I LLC

By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

EXHIBIT INDEX
Exhibit	Description of Exhibit

99.1	Joint Filing Agreement dated February 7, 2024.

Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i)    Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)   Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 7, 2024

PRIME MOVERS LAB FUND I LP COVAXX PML SPV 1 LP		PRIME MOVERS GROWTH FUND I LP

By:	Prime Movers Lab GP I LLC	By:	Prime Movers Growth GP I LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Taylor Frankel	By:	/s/ Taylor Frankel
Name:	Taylor Frankel	Name:	Taylor Frankel
Title:	Authorized Person	Title:	Authorized Person

PRIME MOVERS LAB GP I LLC		COVAXX PML SPV 2 LP COVAXX PML SPV 3 LP

By:	/s/ Taylor Frankel	By:	Prime Movers Lab GP II LLC
Name:	Taylor Frankel	Its:	General Partner
Title:	Authorized Person
		By:	/s/ Taylor Frankel
		Name:	Taylor Frankel
		Title:	Authorized Person

PRIME MOVERS LAB GP II LLC		DAKIN SLOSS

By:	/s/ Taylor Frankel	By:	/s/ Dakin Sloss
Name:	Taylor Frankel
Title:	Authorized Person

PRIME MOVERS GROWTH GP I LLC

By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person